Exhibit 23.2

1295 Northern Boulevard

Manhasset, New York 11030

(516) 365-6272 ∙ Fax (516) 365-6287

July 22, 2024

UNITED AIRLINES, INC.
233 South Wacker Drive
Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated July 22, 2024, to the Prospectus dated November 20, 2023, included in Registration Statement No. 333-275664 of United Airlines, Inc. and United Airlines Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of July 22, 2024 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary— Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

BK ASSOCIATES, INC.

By:	/s/ Pooja Gardemal
Name:	Pooja Gardemal, CPA/ABV
Title:	Managing Director